                                                                    EXHIBIT 23-C

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 33-63875 on Form S-3, Registration Statement No. 333-09679 on Form S-8, Registration Statement No. 333-17517 on Form S-3, Registration Statement No. 333-38377 on Form S-8, Registration Statement No. 333-41829 on Form S-8, Registration Statement No. 333-48953 on Form S-8, Registration Statement No. 333-57603 on Form S-8, and Registration Statement No. 333-65081 on Form S-8 of our report dated October 10, 1996 on the consolidated statements of income, cash flows and changes in stockholders' equity of Veritas DGC Inc. and subsidiaries for the year ended July 31, 1996 appearing in this Annual Report on Form 10-K for the year ended July 31, 1998.

DELOITTE & TOUCHE LLP

Houston, Texas
October 2, 1998